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                               COMMON STOCK OPTION

                           Q COMM INTERNATIONAL, INC.

                              (a Utah Corporation)

         FOR VALUE RECEIVED, Q COMM INTERNATIONAL, INC. (the "Company") hereby grants to BONDY & SCHLOSS LLP (the "Holder"), subject to the terms and conditions hereinafter set forth, the option to purchase an aggregate of ninety (90,000) shares of common stock, par value $.001 (the "Common Stock") of the Company at an exercise price of $1.00 per share, subject to adjustment as provided in Section 5 below.

     1. This Option may be exercised by the holder hereof, in whole or in part (but not as to a fractional share), by the presentation and surrender of this Option with the form of Election to Purchase duly executed, at the principal office of the Company (or at such other address as the Company may designate by notice in writing to the holder hereof at the address of such holder appearing on the books of the Company), together with payment of the exercise price by any of the following means, or a combination thereof, at the election of the holder:

         (i)  cash, certified check or cashier's check or wire transfer; or

         (ii) surrender of the Option at the principal office of the Company together with notice of election, in which event the Company shall issue the holder the number of shares of Common Stock computed using the following formula:

               X = Y (A-B)/A

Where: X = the number of shares of Common Stock to be issued to the holder (not to exceed the number of shares set forth on the cover page of this Option, as adjusted pursuant to the provisions of Section 5 of this Option).

               Y = the number of shares of Common Stock for
                  which the Option is being exercised.


               A = the "Market Price" of one share of Common Stock (for purposes of this Section), shall be defined as the closing price of the Common Stock on the business day immediately prior to the date of exercise of this Option (the "Closing Bid Price"), as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or if the Common Stock is not traded on NASDAQ, the Closing Bid Price in the over-the-counter market; provided, however, that if the


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               Common Stock is listed on a stock exchange, the Market Price shall be the Closing Bid Price on such exchange; and, provided further, that if the Common Stock is not quoted or listed by any organization, the fair value of the Common Stock, as determined by the Board of Directors of the Company, whose determination shall be conclusive, shall be used).

               B = the Exercise Price of $ per share. ----


The shares of Common Stock so purchased shall be deemed to be issued to the holder hereof as the record owner of such shares of Common Stock as of the close of business on the date on which this Option shall have been surrendered and payment to Company as provided for hereinabove is made for such shares. The Company shall deliver to the holder, as promptly as practicable, certificates representing the shares being purchased; and, in case of exercise hereof in part only, the Company upon surrender hereof, will deliver to the holder a new Option Certificate or Option Certificates of like tenor entitling the holder to purchase the number of shares as to which this Option has not been exercised.

     2. Nothing contained herein shall be construed to confer upon the holder of this Option, as such, any of the rights of a shareholder of the Company.

     3. The Company shall not issue certificates representing fractions of shares of Common Stock upon the exercise of this Option, but shall make a cash payment for any fractional share based on the market price of the Common Stock on the date of exercise, which shall be the closing sale price on the principal exchange on which the Common Stock is traded; or if not traded on any exchange, then the representative closing bid price in the over-the-counter market. All calculations under this Section 3 and under Section 5 shall be made to the nearest cent or shares, as the case may be.

     4. This Option is exchangeable, upon its surrender by the holder at the office of the Company referred to in Section 1 above, for new Options (containing the same terms as this Option) each representing the right to purchase such number of shares of Common Stock as shall be designated by such holder at the time of such surrender (but not exceeding in the aggregate the remaining number of shares of Common Stock which may be purchased hereunder). Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Option and upon delivery of a bond of indemnity satisfactory to the Company (or, in the case of mutilation, upon surrender of this Option), the Company will issue to the holder a replacement Option (containing the same terms as this Option). As used herein, "Option" shall include all new Options issued in exchange for or replacement of this Option.

     5. If the Company shall pay a dividend in shares of its Common Shares, subdivide (split) its outstanding shares of Common Stock, combine (reverse split) its outstanding shares of Common Stock, issue by reclassification of its shares of Common Stock any shares or other securities of the Company, or distribute to holders of its Common Stock any securities of the Company or of another entity, the number of shares of Common Stock or other securities the holder hereof is entitled to purchase pursuant to this Option immediately prior thereto shall be adjusted so that the holder shall


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be entitled to receive upon exercise the number of shares of Common Stock or other securities which he or she would have owned or would have been entitled to receive after the happening of any of the events described above had this Option been exercised immediately prior to the happening of such event, and the exercise price per share shall be correspondingly adjusted; provided, however, that no adjustment in the number of shares and/or the exercise price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such number and/or price; and provided further, however, that any adjustments which by reason of this Section 5 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. An adjustment made pursuant to this Section 5 shall become effective immediately after the record date in the case of the stock dividend or other distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. The holder of this Option shall be entitled to participate in any subscription or other rights offering made to holders of the Company's Common Stock to the extent he or she would have been entitled had this Option been exercised in the full number of shares as to which this Option remains unexercised immediately prior to the record date for such rights offering. If the Company is consolidated or merged with or into another corporation or if all or substantially all of its assets are conveyed to another corporation this Option shall thereafter be exercisable for the purchase of the kind and number of shares of stock or other securities or property, if any, receivable upon such consolidation, merger or conveyance by a holder of the number of shares of Common Stock of the Company which could have been purchased on the exercise of this Option immediately prior to such consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holder of this Option to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the number of shares of Common Stock the holder of this Option is entitled to purchase) shall thereafter by applicable, as nearly as possible, in relation to any shares of Common Stock or other securities or other property thereafter deliverable upon the exercise of this Option. Upon any adjustment of the number of shares of Common Stock or other securities the holder of this Option is entitled to purchase, and of any change in exercise price per share, then in each such case the Company shall give written notice thereof to the then registered holder of this Option at the address of such holder as shown on the books of the Company, which notice shall state such change and set forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Each such notice shall be accompanied by a statement of the firm of independent certified public accountants retained to audit the financial statements of the Company to the effect that such firm concurs in the Company's calculation of the change.

     6. If at any time:

     (a) The Company shall declare a dividend or other distribution on its Common Stock payable otherwise than in cash at the same rate as the immediately preceding regular dividend or in Common Stock; or

     (b) The Company shall authorize the granting to the holders of its Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or of any other rights; or


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     (c) There shall be any plan or agreement of reorganization, or reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation; or

     (d) There shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall give to the registered holder of this Option at the address of such holder as shown on the books of the Company, at least ten (10) days prior to the applicable record date or dates, a written notice summarizing such action or event and stating the record date or dates for any such dividend or rights (or if a record is not to be taken, the date or dates as of which the holders of Common Stock of record to be entitled to such dividend or rights are to be determined), the date on which any such reorganization, reclassification, consolidation, merger, sale of assets, dissolution, liquidation or winding up is expected to become effective, and the date or dates as of which it is expected the holders of Common Stock of record shall be entitled to effect any exchange of their shares of Common Stock for securities of other property deliverable upon any such reorganization, reclassification, consolidation, merger, sale of assets, dissolution, liquidation or winding up.

        In Witness Whereof, the Company has caused this Option to be signed by its duly authorized officers on the 3rd day of May, 2000.

                                     Q Comm International, Inc.


                                      By: /s/ Paul C. Hickey
                                         ---------------------------------------
                                         Paul C. Hickey, Chief Executive Officer


Attest:


 /s/ Katie Benioni
--------------------------
Katie Benioni,  Secretary